Registration Statement No. 333-275898 Filed pursuant to Rule 433

Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside Securities℠

Principal at Risk Securities

This document provides a summary of the terms of the Buffered PLUS. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the Buffered PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underliers:	The Nasdaq-100 Index® (Bloomberg symbol: “NDX”) and the S&P 500® Index (Bloomberg symbol: “SPX”)
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	November 12, 2024
Original issue date:	November 15, 2024
Valuation date:	November 12, 2030
Maturity date:	November 15, 2030
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•     If the final underlier value of the worst performing underlier is greater than its initial underlier value:

$1,000 + ($1,000 × leverage factor × underlier return of the worst performing underlier)

•     If the final underlier value of the worst performing underlier is equal to its initial underlier value or less than its initial underlier value but not by more than the buffer amount of 20%:

$1,000

•    If the final underlier value of the worst performing underlier is less than its initial underlier value by more than the buffer amount of 20%:

$1,000 + ($1,000 × underlier return of the worst performing underlier) + $200.00

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, but will be at least $200.00.

Minimum payment at maturity:	$200.00 per Buffered PLUS (20% of the stated principal amount)
Leverage factor:	108.25%
Underlier return:	With respect to each underlier: (final underlier value – initial underlier value) / initial underlier value
Buffer amount:	20%
Initial underlier value:	With respect to each underlier, the closing value of that underlier on the pricing date
Final underlier value:	With respect to each underlier, the closing value of that underlier on the valuation date
Worst performing underlier:	The underlier with the lowest underlier return
CUSIP / ISIN:	78017GXL0/ US78017GXL03
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/ 000095010324016171/dp220557_424b2-mseln601spx.htm

The initial estimated value of the Buffered PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $894.80 and $944.80 per Buffered PLUS and will be less than the public offering price of the Buffered PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

HYPOTHETICAL PAYOUT AT MATURITY*
Underlier Return of Worst Performing Underlier	Payment at Maturity
50.00%	$1,541.250
40.00%	$1,433.000
30.00%	$1,324.750
20.00%	$1,216.500
15.00%	$1,162.375
10.00%	$1,108.250
5.00%	$1,054.125
2.00%	$1,021.650
1.00%	$1,010.825
0.00%	$1,000.000
-10.00%	$1,000.000
-20.00%	$1,000.000
-30.00%	$900.000
-40.00%	$800.000
-50.00%	$700.000
-60.00%	$600.000
-70.00%	$500.000
-80.00%	$400.000
-90.00%	$300.000
-100.00%	$200.000

* All payments are subject to our credit risk

Underliers

For more information about the underliers, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Terms and Structure of the Buffered PLUS

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal.

▪	Any payment on the Buffered PLUS will be determined solely by the performance of the worst performing underlier even if the other underlier performs better.

▪	Your return on the Buffered PLUS may be lower than the return on a conventional debt security of comparable maturity.

▪	Payments on the Buffered PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Buffered PLUS.

▪	Any payment on the Buffered PLUS will be determined based on the closing values of the underliers on the dates specified.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the Buffered PLUS and the Secondary Market for the Buffered PLUS

▪	There may not be an active trading market for the Buffered PLUS; sales in the secondary market may result in significant losses.

▪	The initial estimated value of the Buffered PLUS will be less than the public offering price.

▪	The initial estimated value of the Buffered PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Buffered PLUS.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest.

▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underliers

▪	You will not have any rights to the securities included in any underlier.

▪	The Buffered PLUS are subject to risks relating to non-U.S. securities with respect to the NDX Index.

▪	We may accelerate the Buffered PLUS if a change-in-law event occurs.

▪	Any payment on the Buffered PLUS may be postponed and adversely affected by the occurrence of a market disruption event.

▪	Adjustments to an underlier could adversely affect any payments on the Buffered PLUS.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.